EXHIBIT 99.1

Contact:          Dr. Donald G. Meyer
                  Chairman of the Board
                  Binks Sames Corporation
                  (847) 671-3000 or

                  Ronald G. Bottrell
                  DNW Communications
                  (312) 467-0760


FOR IMMEDIATE RELEASE
---------------------


                        BINKS SAMES CORPORATION ANNOUNCES
                              FIRST QUARTER RESULTS

FRANKLIN PARK, IL, April 13, 1998 - Binks Sames Corporation (AMEX:BIN) today announced its operating results for the first quarter of fiscal 1998 ended February 28, 1998. The Company reported a net loss of $3.7 million, or $1.23 per share, compared to earnings during the first quarter of fiscal 1997 of $142 thousand, or $.05 per share. Sales of $59.9 million in the first quarter of fiscal 1998 were 7 percent below the $64.6 million in the comparable period a year ago, primarily due to a 12 percent sales decline in the Americas compared to the prior year.

         First-quarter sales in European and Pacific Rim markets of $41.2 million were 1 percent above the comparable period a year ago and would have grown by 9 percent if prevailing fiscal 1997 currency translation rates had remained in effect during the first quarter of fiscal 1998.

         Dr. Donald G. Meyer, Chairman of the Board, said the effect of the Company's restructuring initiatives during fiscal 1996 and fiscal 1997 continued to impact operating results in the first quarter. "The sales decline in the first quarter is largely attributable to the discontinuation of numerous slow-moving and unprofitable product lines, as well as continuing logistical issues associated with start-up inefficiencies of new and expanded manufacturing facilities in North America."

         The backlog of open orders at February 28, 1998 was approximately $46 million, down substantially from the backlog level of $55 million at November 30, 1997. Much of the decrease is attributed to recent improvements at the Company's Longmont, Colorado manufacturing and distribution facility.

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Binks Sames/2

         "The restructuring and redirection of Binks Sames Corporation, which began in fiscal 1996, was necessary for the Company to improve product and service offerings to our customers around the world," Dr. Meyer said. "In addition, it positions us to fully utilize our recognized strengths in electrostatic products, high-quality spray equipment and engineered solutions. Although the effect of this dramatic redirection is continuing to affect operating results, as expected, we are encouraged by the productivity increases recently experienced by our North American manufacturing facilities and our continued sales growth in Europe and the Pacific Rim."

         Binks Sames Corporation is a leading designer, manufacturer and distributor of spray finishing and coating application equipment.

                                      # # #

         (Statements regarding the Company's improving operations and sales growth constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that expectations reflected in such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the Company's actual productivity increases, backlog reduction and product demand, and general market conditions. No assurance can be given that the forward-looking statements will prove to be accurate.)

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Binks Sames/3

              Binks Sames Corporation and Consolidated Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

           Three months ended February 28, 1998 and February 28, 1997
           ----------------------------------------------------------
                                   (Unaudited)


                                                        FOR THE THREE
                                                         MONTHS ENDED
                                                 -----------------------------
                                                 FEBRUARY 28,     FEBRUARY 28,
                                                     1998             1997
                                                 ------------     ------------
                                                         ($000 omitted)

Net sales......................................   $  59,864        $  64,591
Cost of goods sold.............................      44,967           45,968
                                                  ---------        ---------
     Gross profit..............................      14,897           18,623
Selling, general and administrative expenses...      17,134           17,522
                                                  ---------        ---------
     Operating income (loss)...................      (2,237)           1,101
                                                  ---------        ---------

Other expense (income):
     Interest expense..........................       1,615            1,074
     Other expense (income), net...............         (89)            (130)
                                                  ---------        ---------
                                                      1,526              944

     Earnings (loss) before income taxes.......      (3,763)             157
Income tax expense (benefit)...................        (104)              15
                                                  ---------        ---------
Net earnings (loss)............................   $  (3,659)       $     142
                                                  =========        =========

Basic and diluted earnings (loss) per share....   $   (1.23)       $     .05
                                                  =========        =========

Average diluted shares outstanding.............   2,963,837        3,121,627
                                                  =========        =========